Metropolitan Series Fund, Inc.
Form N-SAR for period ended June 30, 2002
Sub-Item 77C: Matters submitted to a vote of security holders.

At a Special Meeting of Shareholders of the State Street Research Money Market Portfolio, State Street Research Income Portfolio and Loomis Sayles High Yield Bond Portfolio held on April 26, 2002 such shareholders voted for the following proposals:

1.To approve an agreement and Plan of Reorganization for the sale of all of the assets of State Street Research Money Market Portfolio ("The Met Series") to, and the assumption of all of the liabilities of the Met Series by State Street Research Money Market Series ("the Zenith Series"), a series of the New England Zenith Fund, in exchange for shares of the Zenith Series and the distribution of such shares to the shareholders of the Met Series in complete liquidation of the Met Series.

For	   Against  Abstain  Total
4,436,184  164,620  222,363  4,823,167


2.To approve an agreement and Plan of Reorganization for the sale of all of the assets of State Street Research Income Portfolio ("The Met Series") to, and the assumption of all of the liabilities of the Met Series by State Street Research Bond Income Series ("the Zenith Series"), a series of the New England Zenith Fund, in exchange for shares of the Zenith Series and the distribution of such shares to the shareholders of the Met Series in complete liquidation of the Met Series.

For	    Against    Abstain    Total
37,240,874  1,810,897  3,232,837  42,284,608


3.To approve an agreement and Plan of Reorganization for the sale of all of the assets of Loomis Sayles High Yield Bond Portfolio ("The Met Series") to, and the assumption of all of the liabilities of the Met Series by Lord Abbet Bond Debenture Portfolio ("the Met Investors Series"), a series of the Met Investors Series Trust, in exchange for shares of the Met Investors Series and the distribution of such shares to the shareholders of the Met Series in complete liquidation of the Met Series.

For	   Against  Abstain	Total
8,208,599  342,855  473,919	9,025,373